Exhibit 16.1

February 28, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of The Fashion House Holdings Inc.’s Form 8-K dated February 28, 2008, and have the following comments:

1.	We agree with the statements made in the first and third sentences of the first paragraph and the second and third paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph or the fourth or fifth paragraphs.

Yours truly,

KMJ Corbin & Company LLP